EXHIBIT 99.1

Investor Relations Contact:
Rod Cooper (831.439.2371)
rod.j.cooper@seagate.com
Media Relations Contact:
Brian Ziel (831.439.5429)
brian.ziel@seagate.com

SEAGATE TECHNOLOGY UPDATES FISCAL FIRST QUARTER

BUSINESS OUTLOOK

SCOTTS VALLEY, CA – September 7, 2004 – Seagate Technology (NYSE: STX) today released an update to its business outlook for the company’s first fiscal quarter of 2005, ending October 1, 2004.

Overall demand for disc drives across all markets appears to be stronger than the June quarter, which is consistent for a September quarter. Demand is particularly strong with OEM customers. Sales out in the distribution channel for desktop products, however, is currently running flat quarter-over-quarter, which is uncharacteristic of a September quarter sales-out pattern.

Seagate expects the decline in the average unit price (AUP), on a blended basis for all of its products, for the September quarter to be between 3% - 4%. This reflects continued aggressive price declines for mobile computing storage products and some moderation in price declines for enterprise storage products.

The company believes the total available market (TAM) for enterprise storage products will be approximately 5.8 million units, a slight increase from the company’s expectation in its fiscal fourth quarter financial results release on July 20, 2004. The company expects its share of this market to remain unchanged quarter-over-quarter.

The company anticipates that the TAM for desktop computing storage products to be approximately 47-48 million units, which is below the 50 million units the company disclosed on July 20. This TAM estimate includes all ATA disc drives used in compute environments and excludes disc drives used in consumer electronics applications. While OEM demand has been

Seagate Technology Updates Fiscal First Quarter Business Outlook

strong during the quarter, at this point in the quarter industry-wide sales out in the distribution channel are flat year-over-year. Channel inventory, on a gross unit basis, for Seagate’s desktop storage products is currently lower than when the quarter began. The company expects that inventory levels at the end of the quarter will be consistent with the levels at the beginning of the quarter. The company expects its share of the desktop storage market to be substantially unchanged quarter-over-quarter.

The company anticipates that the TAM for mobile computing storage products to be approximately 14 – 15 million units, consistent with the company’s expectation on July 20. This market includes 2.5-inch and 1.8-inch disc drives used in notebook and other portable computers. The company expects modest improvement in its share of this market quarter-over-quarter.

The company anticipates that the TAM for consumer electronics storage products to be approximately 10 – 11 million units, higher than the company’s expectation of 8-10 million units on July 20. This market includes all disc drive form factors for applications such as personal video recorders, gaming platforms, and handheld digital audio players. The company expects its share of this market to improve quarter-over-quarter due primarily to shipments for gaming platforms and the release of its 1-inch drive.

At this stage in the quarter, the company believes there is sufficient visibility into overall business conditions to provide financial performance expectations for the current quarter. Assuming a historically normal seasonal pattern in demand for the month of September, the company expects the September quarter’s revenue to be in the range of $1.48 to $1.52 billion, and earnings per share to be in the range of $0.06 to $0.08, excluding any restructuring charges. This guidance includes a benefit of approximately $18 million from the discontinuation of a post-retirement medical plan as disclosed in the company’s Annual Report on Form 10-K for fiscal year 2004.

Seagate will hold a conference call at 8:00 a.m. Eastern Time/5:00 a.m. Pacific Time today. The live webcast of the conference call can be accessed online at www.seagate.com. A replay of the call will be available beginning today at 11:00 a.m. Eastern Time/8:00 a.m. Pacific Time through September 14 at 8:59 p.m. Pacific Time. The replay can be accessed from www.seagate.com or by telephone as follows:

USA: 800-642-1687

International: 706-645-9291

Access code: 9256883

Seagate Technology Updates Fiscal First Quarter Business Outlook

For more information please visit: http://www.seagate.com/newsinfo/invest/financial_info

About Seagate

Seagate is the worldwide leader in the design, manufacturing and marketing of hard disc drives, providing products for a wide-range of Enterprise, Desktop, Mobile Computing, and Consumer Electronics applications. The company is committed to delivering award-winning products, customer support and reliability, to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to future financial performance, price and product competition, customer demand for our products, and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the company’s control. In particular, such risks and uncertainties include the variable demand and the aggressive pricing environment for disc drives; dependence on the company’s ability to successfully introduce, qualify, manufacture in volume on a cost-effective basis and sell on a timely basis the new disc drive products announced by the company in June; and the adverse impact of competitive product announcements and possible excess industry supply with respect to particular disc drive products. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the company’s Annual Report on Form 10-K/A as filed with the U.S. Securities and Exchange Commission on September 3, 2004. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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